                                                                       EXHIBIT 5



                       OPINION OF MAZURSKY & DUNAWAY, LLP


                                 August 5, 1999


Interim Services Inc.
2050 Spectrum Boulevard
Fort Lauderdale, Florida  33309-3799


Ladies and Gentlemen:

    We have acted as counsel to Interim Services Inc. (the "Corporation") in connection with the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement") relating to registration under the Securities Act of 1933, as amended, of 2,064,399 shares of the Corporation's Common Stock, $0.01 par value, authorized for issuance under the Norrell Corporation 401(k) Retirement Savings Plan, Norrell Corporation Employee Stock Purchase Plan, Norrell Corporation Nonqualified Deferred Compensation Plan, Norrell Corporation 1994 Stock Incentive Plan, Norrell Corporation 1991 Stock Option Plan, and Comtex Information Systems, Inc. Stock Option Plan (the "Plans"). The shares of Common Stock to be registered under the Registration Statement are hereinafter referred to as the "Shares."

    In connection with the opinion expressed below, we have made such factual inquiries and examined such questions of law as we have considered necessary or appropriate for the purposes of such opinion.

    It is our opinion that, when issued and sold in the manner described in the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,

                                /s/ Mazursky & Dunaway, LLP
                                MAZURSKY & DUNAWAY, LLP




                                      II-10